Exhibit 99


Release Date:                                             Further Information:

IMMEDIATE RELEASE                                         David J. Bursic
July 19, 2007                                             President and CEO
                                                                 or
                                                          Pamela M. Tracy
                                                          Investor Relations
                                                          Phone: 412/364-1913


           WVS FINANCIAL CORP. ANNOUNCES INCREASED FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2007 NET INCOME AND EARNINGS PER SHARE

      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $3,646,000 or $1.57 per diluted share, for the fiscal year ended June 30, 2007 as compared to net income of $2,846,000 or $1.21 per diluted share for the same period in 2006. The $800,000 or 28% increase in net income during the fiscal year was primarily attributable to a $1,537,000 increase in net interest income, which was partially offset by a $476,000 increase in income tax expense, a $174,000 change in provisions for loan losses, a $79,000 decrease in non-interest income, and a $8,000 increase in non-interest expense. The increase in net interest income resulted from the favorable impact of higher short and intermediate term market interest rates on the Company's interest earning assets and lower average balances of short-term borrowings, which more than offset lower average balances of interest-earning assets and higher rates paid on short-term borrowings, time deposits and money market accounts. The increase in income tax expense was primarily attributable to higher levels of taxable income. The change in the provision for loan losses is primarily due to the absence of a reallocation of loan loss reserves and lower recoveries on past due loans recorded in fiscal 2006, and a provision recorded in fiscal 2007 due to increased loan balances outstanding. The decrease in non-interest income was primarily attributable to the absence of a $30,000 gain recognized on the sale of mortgage-backed securities in fiscal 2006, a decrease in deposit fee income, and decreases in ATM and debit card fee income. The increase in non-interest expense was primarily attributable to increases in employee related costs, which were partially offset by decreases in correspondent bank service charges and other operating costs.

      Net income and diluted earnings per share for the quarter ended June 30, 2007 totaled $949,000 and $0.41, respectively, compared to $840,000 and $0.36 for the same period in 2006. The $109,000 or 13% increase in net income was primarily attributable to a $190,000 increase in net interest income, which was partially offset by a $71,000 increase in income tax expense and a $11,000 increase in non-interest expense. The increase in net interest income resulted from lower average balances of short-term borrowings and the favorable impact of higher short and intermediate term market interest rates on the Company's interest earning assets, which more than offset lower average balances of interest earning assets and higher rates paid on short-term borrowings and time deposits. The increase in income tax expense

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

was attributable to increased levels of taxable income. The increase in non-interest expense was primarily attributable to increases in employee related costs and data processing expense, which were partially offset by decreases in provisions for losses on off-balance sheet liabilities.

      President and Chief Executive Officer David J. Bursic commented: "Despite a challenging interest rate environment, and lower earnings throughout much of the banking industry, the Company and its employees delivered impressive gains in net income, return on average stockholders' equity increased to 12.14% from 9.87% and book value per share increased to $13.49 from $12.60. I would like to thank the Company's stakeholders - employees, customers, Board Members and vendors - for their contribution to our success."

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #


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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                              June 30,        June 30,
                                                2007            2006
                                            (Unaudited)     (Unaudited)
                                            ------------    ------------
Total assets                                $    408,076    $    421,742
Investment securities held-to-maturity           202,664         187,952
Investment securities available-for-sale           8,933           8,469
Mortgage-backed securities held-to-
   maturity                                      119,271         153,461
Mortgage-backed securities available-for-
   sale                                            2,246           2,292
Net loans receivable                              60,350          55,702
Deposits                                         159,377         151,713
FHLB advances: long-term                         130,579         138,579
FHLB advances: short-term                              0          23,150
Other short-term borrowings                       82,950          76,048
Equity                                            31,293          29,418
Book value per share                               13.49           12.60
Return on average assets                            0.90%           0.66%
Return on average equity                           12.14%           9.87%



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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                            Three Months Ended          Twelve Months Ended
                                                 June 30,                     June 30,
                                               (Unaudited)                  (Unaudited)
                                       --------------------------    -------------------------
                                          2007           2006            2007         2006
                                       -----------    -----------    -----------   -----------
Interest income                        $     5,910    $     6,162    $    24,310   $    22,248
Interest expense                             3,758          4,200         15,985        15,460
                                       -----------    -----------    -----------   -----------
Net interest income                          2,152          1,962          8,325         6,788
Provision (recovery) for loan losses           (13)           (12)            13          (161)
                                       -----------    -----------    -----------   -----------
Net interest income after
  provision (recovery) for loan losses       2,165          1,974          8,312         6,949
Non-interest income                            160            160            626           705
Non-interest expense                           904            893          3,529         3,521
                                       -----------    -----------    -----------   -----------
Income before income tax
  expense                                    1,421          1,241          5,409         4,133
Income taxes                                   472            401          1,763         1,287
                                       -----------    -----------    -----------   -----------

NET INCOME                             $       949    $       840    $     3,646   $     2,846
                                       ===========    ===========    ===========   ===========

EARNINGS PER SHARE:
  Basic                                $      0.41    $      0.36    $      1.57   $      1.21
  Diluted                              $      0.41    $      0.36    $      1.57   $      1.21

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,319,030      2,337,349      2,319,928     2,357,217
  Diluted                                2,319,965      2,339,962      2,321,536     2,359,996


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